[McKee Nelson LLP Letterhead]
Exhibit 8.1
June 16, 2009
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
Ladies and Gentlemen:
          We have acted as special tax counsel to Western Gas Partners, LP (the “Partnership”), a Delaware limited partnership, in connection with the registration of common units representing limited partner interests in the Partnership and debt securities of the Partnership, which may be either senior debt securities or subordinated debt securities, on terms to be determined at the time of offering as more fully described in the Partnership’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”). In connection with such registration, we prepared the discussion (the “Discussion”) set forth under the caption “Income Tax Considerations” in the Registration Statement.
          All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner included in the Discussion, as to which we express no opinion).
          This opinion is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/  McKee Nelson LLP
McKee Nelson LLP